EXHIBIT 99.1

PRESS RELEASE
Media Contact:
Terri Deuel
EasyLink Services International
678-533-8003

EasyLink Services International Corporation Announces Financial Results and an Investor Conference Call On October 25,
2007 to Discuss Fiscal Year 2007 and the New Business Plan

Norcross, Georgia – October 23, 2007 – EasyLink Services International Corporation (NasdaqCM: ESIC) (formerly known as Internet Commerce Corporation), a global provider of comprehensive messaging services, today announced financial results for its fiscal fourth quarter and fiscal year 2007 and an investor conference call to discuss its new business plan.

Fourth Quarter Fiscal Year 2007 Results

Fourth quarter revenues from continuing operations in fiscal 2007 were approximately $5.4 million compared with our fourth quarter of fiscal 2006 revenues of approximately $5.2 million. Operating income increased 65% in fourth quarter fiscal 2007 from the prior-year period to approximately $885,000 from approximately $535,000. Net income was approximately $907,000 compared with net income of approximately $1.3 million a year ago, which included a one-time cash consideration of $825,000 for the sale of four patents and related patent applications.

Fiscal Year 2007 Results

For the fiscal year ended July 31, 2007, revenues from continuing operations totaled approximately $21.9 million, up 11% compared with fiscal year 2006 revenues of approximately $19.8 million. Operating income increased 29% in fiscal year 2007 from the prior-year period to $2.8 million from $2.2 million. Net income was approximately $2.7 million compared to a net income of approximately $3.0 million a year ago, which included a one-time cash consideration of $825,000 for the sale of four patents and related patent applications. Basic and diluted income per common share from continuing operations were $0.12 and $0.11, respectively, the same as compared to basic and diluted per common share for the fiscal year 2006 period.

Investor Conference Call and Slide Presentation

An investor call and slide presentation is scheduled to discuss EasyLink Services International Corporation’s fiscal year 2007 results and its new business plan. The conference call and slide presentation will begin at 10:00 a.m. EDT on Thursday, October 25, 2007.

The audio portion of the meeting will be accessed by dialing 800-503-2899 (US) and 303-248-0817 (International) and entering the pass code of 5338010. The slide presentation will be accessed through meeting id ESIC at www.livemeeting.com/cc/icc/join. A meeting key will not be required to join. This investor conference call and slide presentation will be also be available for replay on the Company’s websites at www.easylink.com or www.icc.net.

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filing with the U.S. Securities and Exchange Commission (SEC).

About EasyLink Services International Corporation

EasyLink Services International Corporation (EasyLink) (NasdaqCM: ESIC), headquartered in Norcross, GA, is uniquely positioned to deliver a variety of messaging services that range from simple web-based fax delivery for small businesses to sophisticated fax hosting, tailored corporate e-mail messaging, EDI business-to-business exchanges, specialized Telex protocol transmissions for marine and finance industries, and so much more. With more than $90 million in revenue and over two decades of servicing customers around the globe, EasyLink has established a proven track record for providing effective, reliable and secure communications. For more information on EasyLink, visit www.easylink.com or www.icc.net.

EASYLINK SERVICES INTERNATIONAL CORPORATION

Consolidated Statements of Operations (unaudited)
(in thousands, except for share and per share amounts)

	Three Months Ended		Twelve Months Ended
	July 31,		July, 31
	2007	2006	2007	2006

Service revenues	$5,370	$5,206	$21,870	$19,771

Expenses:

Cost of services	1,801	1,546	7,630	7,447
Product development and enhancement	523	131	2,421	632
Selling and marketing	203	548	1,471	1,854
General and administrative	1,958	2,446	7,568	7,684

	4,485	4,671	19,090	17,617

Operating income	885	535	2,780	2,154

Other income (expense):
Interest and investment income	90	65	323	200
Interest expense	(86)	(22)	(145)	(158)
Other income (expense)	—	786	(21)	841

	4	829	157	883

Income before provision for income taxes	889	1,364	2,937	3,037

(Benefit) provision for income taxes, current	(18)	33	201	61

Net Income	907	1,331	2,736	2,976

Dividends on preferred stock	(50)	(101)	(284)	(400)
Extinguishment of dividends on retired preferred stock	—	—	200	—

Net income (loss) attributable to common stockholders	$857	$1,230	$2,652	$2,576

Basic income (loss) per common share	$0.04	$0.06	$0.12	$0.12

Diluted income (loss) per common share	$0.04	$0.05	$0.11	$0.11

Anti-dilutive stock options and warrants outstanding	1,392,786	1,235,989	1,379,036	1,584,704
Weighted average number of common shares outstanding – basic	23,160,695	20,092,440	22,860,683	20,643,139

Weighted average number of common shares outstanding – diluted	24,862,914	22,397,935	22,480,784	22,640,496

EASYLINK SERVICES INTERNATIONAL CORPORATION

Consolidated Balance Sheets
(in thousands)

	July 31,	July 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,444	$6,989
Accounts receivable, net of allowance for doubtful accounts and allowance for sales returns and allowances of $559 and $458, respectively	3,479	3,631
Prepaid expenses and other current assets	603	462

Total current assets	9,526	11,082

Restricted cash	434	433
Property and equipment, net	944	1,113
Goodwill	6,293	6,148
Other intangible assets, net	3,737	4,830
Investment in EasyLink	13,223	—
Deferred acquisition costs	1,039	—
Debt issue costs	203	—
Other assets	19	38

Total assets	$35,418	$23,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$615	$662
Notes payable	10,000	—
Accrued expenses	1,153	575
Accrued dividends – preferred stock	116	232
Deferred revenue	228	262
Lease liability from acquisition	268	250
Other current liabilities	189	116

Total current liabilities	12,569	2,097

Long-term lease liability from acquisition	709	967

Total liabilities	13,278	3,064

Stockholders’ Equity:
Preferred stock	(a)	(a)
Common stock	233	227
Additional paid-in capital	101,861	103,043
Accumulated deficit	(79,954)	(82,690)
Total stockholders’ equity	22,140	20,580

Total liabilities and stockholders’ equity	$35,418	$23,644

(a) less than 1,000

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